Corvallis, Inc.
                             1486 South 1100 East
                          Salt Lake City, Utah 84105



                               August 14, 2000




Mr. Kelly Turner, President
USAStarNet.Com, LLC
1 Executive Blvd., Suite LL1
Owensboro, KY 42301

Dear Mr. Turner:

     This letter is to confirm our various discussions regarding the terms and conditions of a proposed Agreement and Plan of Reorganization (the "Agreement") between Corvallis, Inc., a Nevada corporation (hereinafter referred to as "Corvallis") and USA StarNet.Com, LLC, a Kentucky limited liability company (hereinafter referred to as "USAStarNet"). The Agreement, among other things, will provide for the various matters as set forth below and be contingent upon a complete due diligence of both companies.

     1. It is proposed that Corvallis and USAStarNet will enter into an Agreement intending to qualify as a stock-for-stock, tax free transaction calculated to comply with the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, whereby USAStarNet shall agree to sell, assign, transfer and deliver all of its issued and outstanding shares of USAStarNet in exchange for 13,500,000 restricted common shares of Corvallis. As part of the pre-negotiations of the merger Corvallis has issued 13,500,000 shares of its common stock and has placed these shares in escrow with Daniel
W. Jackson, the escrow attorney.

     Upon completion of the Agreement USAStarNet will merge into Corvallis and Corvallis shall become the surviving corporation. The name of Corvallis will be changed to reflect USAStarNet's business.

     2. USAStarNet has 24 hours to accept and execute this letter of intent. Upon the execution hereof by and the return to us of this letter of intent the parties hereto shall complete their formal due diligence of the companies, management and the products, and counsel for the parties hereto shall prepare and the parties shall execute a formal Agreement containing provisions in accord with the foregoing, together with such other appropriate terms and conditions as such counsel may mutually determine. Such Agreement shall be subject in all respects to the approval of the parties hereto.

     3. Upon the acceptance and the execution hereof by the President of USAStarNet and as duly authorized by USAStarNet's Board of Directors, and the return to us of this letter of intent, the parties hereto shall complete their formal due diligence of the companies within sixty (60) days.

     4. The transaction contemplated hereby is based in part upon the representations and warranties made by both USAStarNet and Corvallis that no litigation, arbitration, claims, governmental proceedings or investigations exist, either formal or informal that would have a material impact upon the business being conducted or intended to be conducted by USAStarNet and Corvallis. Following your signature hereto, USAStarNet and Corvallis agree that until the transaction is consummated or negotiations with respect thereto are terminated, they will conduct their business and operations in all material respects in the ordinary course of business.

     5. Following the execution of this letter of intent and until the transaction is consummated or negotiations with respect thereto are terminated, each party will (i) afford to the officers, employees, counsel, agents, accountants and other representatives of the other party working on the transaction and lenders, investors and prospective lenders and investors of Corvallis free and full access to its properties, books and records, (ii) permit them to make extracts from and copies of such books and records, and
(iii) from time to time furnish them with such additional financial and operation dates and other information as to its financial condition, results of operations, business, properties, assets, liabilities or future prospects as they from time to time may request. Each party will cause its accountants to make available to the other party and its accountant, the work papers relating to any audit of its financial statements in any of the last three years.

     6. Each party shall insure that all confidential information which such party or any of its respective officers, directors, employees, counsel, agents or accountants may now possess or may hereafter create or obtain relating to the financial condition, results of operations, business, properties, assets, liabilities or future prospects of the other party, any affiliate of the other party, or any customer or supplier of such other party or any such affiliate shall not be published, disclosed or made accessible by any of them to any other person or entity at any time or used by any of them, in each case without the prior written consent of the other party; provided, however, that the restrictions of this sentence shall not apply (a) as may otherwise be required by law; (b) as may be necessary or appropriate in connection with the enforcement of this Letter of intent, or (c) to the extent such information shall have otherwise become publicly available. Each party shall cause all of such other persons and entities who received confidential data from it to deliver to the other party all tangible evidence of such confidential information to which the restrictions of the foregoing sentence apply at such time as negotiations with respect to the transaction are concluded. Each party shall cause all such other persons and entities who received confidential data from it to deliver to the other party all tangible evidence of such received confidential data from it to which the restrictions of the foregoing sentence apply at such time as negotiations with respect to the transaction are terminated before the parties enter into any formal agreement as contemplated by this letter of intent.

     7. It is understood that the parties hereto agree to the contents hereof and agree to proceed in good faith to work out and consummate the transaction. This letter of intent is intended only to express the desires of the parties hereto and does not constitute a binding agreement except with respect to the preceding paragraph. This letter may not be assigned by either of the parties hereto. Neither party shall be responsible for any of the other's expenses in connection with the negotiations, document preparation or transactions contemplated hereby.

     8. In consideration for the substantial expenditure of time and effort of the proposed Agreement, and the various investigations and reviews referred to herein, the parties hereto agree (a) that neither party shall, between the date of the execution of this letter of intent by the parties and the closing date, enter into or conduct any discussion with any other prospective purchaser of the stock or assets of USAStarNet and (b) that Corvallis will have the sale and exchange right to assist USAStarNet in any decisions regarding any potential business combinations with any other person, and (c) that all parties hereto shall use their best efforts to preserve intact USAStarNet's business organization and goodwill, and the good will of its customers, suppliers, and others having a business relationship with them.

     9     The parties hereto acknowledge that time is of the essence in consummation of this Agreement. It is understood that although this letter constitutes a brief summarization evidencing the discussions among the parties as of the date hereof, all parties agree that the terms and conditions as outlined herein shall herewith be binding on the parties hereto, and shall be merged into the Agreement between the parties, to be finally consummated upon the approval of each party's respective shareholders, which approval shall be sought as soon as practicable hereafter.

     If the foregoing meets with the approval of USAStarNet, kindly so signify, by signing and returning the enclosed duplicate copy of this letter within 24 hours to Corvallis. This letter of intent may be executed in any number of counter parts, each of which when executed and delivered shall be deemed to be an original, and all of which together shall constitute one and the same instruments.

     This letter of intent may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument.

CORVALLIS, INC.

     /s/ Whitney O. Cluff
By: _____________________________
      Whitney O. Cluff, President


AGREED TO AND ACCEPTED BY:

USASTARNET.COM, LLC

     /s/ Kelly Turner
By: _____________________________
      Kelly Turner, President